As filed with the Securities and Exchange Commission on January 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GALECTO, INC.

(Exact name of registrant as specified in its charter)

Delaware	37-1957007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Ole Maaloes Vej 3

DK-2200 Copenhagen N

Denmark

75 State Street

Suite 100

Boston, MA 02109

(+45) 70 70 52 10

(Address of Principal Executive Offices)

Galecto, Inc. 2022 Inducement Plan

(Full Title of the Plans)

The Corporation Trust Company

c/o Galecto, Inc.

1209 Orange Street

Wilmington, DC 19801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gina Hancock

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, TX 75201-2923

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed by Galecto, Inc., a Delaware corporation (the “Registrant”), to register an additional 7,990,000 shares of its common stock, $0.00001 par value per share (the “Common Stock”), that may be issued under the Galecto, Inc. 2022 Inducement Plan, as amended (the “Inducement Plan”). The Inducement Plan originally reserved 250,000 shares of Common Stock for issuance, which number was proportionately adjusted to 10,000 shares in connection with the Registrant’s reverse stock split effected in 2024, and the additional shares registered hereby reflect an increase to the share reserve under the Inducement Plan pursuant to the First Amendment to the Inducement Plan adopted by the Registrant’s Board of Directors pursuant to Nasdaq Listing Rule 5635(c)(4). The additional shares of Common Stock registered hereby are securities of the same class and relate to the same plan as those shares of Common Stock previously registered on the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2023 (File No. 333-270380), which Registration Statement is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its Certificate of Incorporation and Bylaws that limit or eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s Bylaws provide that:

•
the Registrant will indemnify its directors, officers and, in the discretion of the Registrant’s Board of Directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•
officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors, executive officers, and other officers as determined from time to time by the Registrant’s Board of Directors or Compensation Committee. These agreements provide that the Registrant will indemnify each of its directors and officers with whom the Registrant has entered into indemnification agreements, and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for certain actions or proceedings arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of its rights. Additionally, certain of its directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant’s obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintain general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The Plan also provides that neither the Registrant’s Board of Directors nor the administrator of the Plan, nor any member or delegate thereof, will be liability for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Registrant’s Board of Directors and the administrator of the Plan (and any delegate thereof) will be entitled to indemnification and reimbursement by the Registrant in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Registrant’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Registrant.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on November 4, 2020)

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 5, 2024)

4.3	Amended and Restated By-laws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on November 4, 2020)

4.4

Certificate of Amendment to Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.5 to the Registrant's Annual Report on Form 10-K, as filed with the Commission on March 19, 2025)

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of EY Godkendt Revisionspartnerselskab, Independent Registered Public Accounting Firm

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this registration statement)

99.1+	Galecto, Inc. 2022 Inducement Plan (Incorporated by reference to Exhibit 99.2 to the Registrant’s Form S-8, as filed with the Commission on March 9, 2023)

99.2*+	First Amendment to Galecto, Inc. 2022 Inducement Plan

107*	Filing fee table.

+	Denotes management contract or compensatory plan or arrangement.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Copenhagen, Denmark, on the 2nd day of January, 2026.

Galecto, Inc.
By:	/s/ Hans T. Schambye, M.D., Ph.D.
Name:	Hans T. Schambye, M.D., Ph.D.
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Hans T. Schambye, Lori Firmani and Garrett Winslow, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Hans T. Schambye, M.D., Ph.D. Hans T. Schambye, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	January 2, 2026

/s/ Lori Firmani Lori Firmani	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 2, 2026

/s/ Carl Goldfischer, M.D Carl Goldfischer, M.D.	Chairman	January 2, 2026

/s/ Julianne Bruno	Director	January 2, 2026
Julianne Bruno

/s/ Christopher Cain, Ph.D. Christopher Cain, Ph.D.	Director	January 2, 2026

/s/ Jayson Dallas, M.D. Jayson Dallas, M.D.	Director	January 2, 2026

/s/ Peter Harwin Peter Harwin	Director	January 2, 2026

/s/ Amit D. Munshi Amit D. Munshi	Director	January 2, 2026